MAKE GOOD AGREEMENT

        THIS MAKE GOOD AGREEMENT (the “Agreement”), dated March 7, 2008, by and among Pope Investments II LLC, a Delaware limited liability company, as the authorized agent of the Investors (as defined below) (the “Investor Agent”), China Yida Holding, Co., a Delaware corporation, and its current and future subsidiaries (collectively, the “Company”) and Chen Minhua, an individual (the “CYHC Shareholder”).  This Agreement shall become effective upon the execution thereof by all parties.
WHEREAS:

A.           The Company has offered for sale (the “Offering”) certain shares (the “Shares”) of common stock of the Company, $.001 par value per share (“Common Stock”) and attached warrants to purchase shares of Common Stock in accordance with that certain Securities Purchase Agreement, dated as of the date hereof (the “Securities Purchase Agreement”), by and among the Company and the investors signatory thereto (the “Investors”), and certain other papers, agreements, documents, instruments and certificates necessary to carry out the purposes thereof (collectively, the “Transaction Documents”).

B.           The Company presented financial projections to the Investors, indicating that the Company will report Earnings Per Share (EPS) of at least (i) $0.084 per share for the fiscal year ending December 31, 2007, as adjusted, based on fully diluted shares outstanding (an aggregate of 99,999,547 shares, including all outstanding common shares, preferred shares, any convertible security, options, and warrants) and (ii) $0.22 per share for the fiscal year ending December 31, 2008, as adjusted, based on fully diluted shares outstanding (an aggregate of 68,084,333 shares, including all outstanding common shares, preferred shares, any convertible security, options, and warrants, excluding the 6,666,667 warrants to be issued in the Offering), and based upon audits conducted in conformity with United States generally accepted accounting principles (“US GAAP”).

C.           As an inducement to the Investors to enter into the Securities Purchase Agreement, the CYHC Shareholder desires to place the Escrow Shares (as hereinafter defined) into escrow for the benefit of the Investors in the event that the Company fails to satisfy the FY07 Performance Threshold and/or FY08 Performance Threshold (as hereinafter defined).

D.           Pursuant to the requirements of the Securities Purchase Agreement, the Company, the CYHC Shareholder and the Investor Agent have agreed to establish an escrow (the “Escrow”) on the terms and conditions set forth in that certain Escrow Agreement, dated of even date herewith (the “Escrow Agreement”), by and among American Stock Transfer & Trust Company, the transfer agent for the Company (the “Escrow Agent”) and the parties hereto.

E.           Contemporaneously with the execution and delivery of this Agreement, the Company and the Investors are executing and delivering a Registration Rights Agreement, dated as of even date herewith (the “Registration Rights Agreement”), pursuant to which the Company has agreed to provide certain registration rights with respect to the Escrow Shares (as defined below), under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, and applicable state securities laws.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Establishment of Escrow.

(a)           Escrow Deposit.  Concurrently with the closing of the Offering, the CYHC Shareholder shall deliver to the Escrow Agent a stock certificate, or stock certificates, evidencing 13,333,333 shares, in the aggregate, of Common Stock (as adjusted for stock splits, stock dividends, and similar adjustments) (the “Escrow Shares”), with stock powers executed in blank in form and substance reasonably satisfactory to the Investor Agent.

(b)           Fees and Expenses.  The Company shall be responsible for any and all fees and costs related to the services rendered by Escrow Agent hereunder and pursuant to the Escrow Agreement.

2.           Disbursement of Escrow Shares.

(a)           Performance Threshold for Fiscal 2007.  The Company covenants to the Investors and Investor Agent that Adjusted EPS (as defined below) for the fiscal year ending December 31, 2007 (“FY07 Adjusted EPS”) of the Company will be greater than or equal to $0.084 per share, which is equivalent to earnings of $8,365,000 divided by an aggregate of 99,999,547 shares (the “FY07 Performance Threshold”).  The Company’s earnings shall be as set forth in financial statements of the Company (the “FY07 Financial Statements”) for the period ending December 31, 2007 prepared in accordance with the published rules and regulations of US GAAP applied on a consistent basis throughout the periods involved and audited in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) by a nationally recognized independent accountant registered with PCAOB (the “Independent Accountant”), with such statements fairly presenting in all material respects the financial position of the Company and its subsidiaries, on a consolidated basis, as of the fiscal year ending December 31, 2007 (the “FY07”) and the FY07 Financial Statements shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For the purpose of this Section 2(a), “Adjusted EPS” means the net income (or loss) of the Company and its subsidiaries for such period, excluding asset sales and other one-time events, determined on a consolidated basis divided by 99,999,547 shares; provided, however, that the Adjusted EPS for such period will be increased by any cash charges related to the Offering and non-cash charges incurred as a result of the Offering (due to non-cash amortization on warrants charged to the Company’s results of operation, if any).

(b)           FY07 Financial Statements.  The Company shall provide the Investor Agent and the Investors (as defined below) with its audited FY07 Financial Statements on or before March 31, 2008.  Concurrently with the release of the audited FY07 Financial Statements to the Investor Agent and the Investors, (i) the Company shall provide to the Investor Agent and the Investors a written certification as to the amount of the Adjusted EPS for FY07 and whether the FY07 Performance Threshold, as adjusted, has been met and (ii) the Company shall make such FY07 Financial Statements and certification publicly available (as part of an Annual Report on Form 10-KSB or on a Current Report on Form 8-K, or otherwise).  Subject to Section 3 below, in the event the FY07 Performance Threshold, as adjusted, is not attained, the Company and the Investor Agent shall promptly provide a joint written instruction to the Escrow Agent (the “Investor Joint Instructions”), to deliver as promptly as practicable (such date, the “FY07 Released Escrow Shares Release Date”) to the Investors, on a Pro Rata Basis (as defined below), an aggregate amount of Escrow Shares based from the following formula (the “FY07 Released Escrow Shares”):

(i)           If the FY07 Adjusted EPS is less than $0.084, then the number of FY07 Released Escrow Shares will be 13,333,333.

(ii)           If the FY07 Adjusted EPS is $0.084 or greater, then none of the Escrow Shares will be released to the Investors.

(c)           Allocation of FY07 Released Escrow Shares; Transfer of FY07 Released Escrow Shares.

(i)           In the event the that the FY07 Performance Threshold is not met, the Investors shall be entitled to receive allocations of the FY07 Released Escrow Shares on a Pro Rata Basis.  For the purpose of this Section 2(c)(i), “Pro Rata Basis” means such portion of the FY07 Released Escrow Shares equal to the product of (i) the number of FY07 Released Escrow Shares (as calculated in accordance with Section 2(b) above) and (ii) the quotient of (x) the number of shares of Common Stock acquired by such Investor in the Offering and (y) the number of shares of Common Stock acquired by all Investors in the Offering.  Any distribution of FY07 Released Escrow Shares hereunder shall also include a distribution to such Investor of any dividends or other distributions in the Escrow, which were issued or otherwise obtained or deposited with respect to such FY07 Released Escrow Shares distributed to such Investor hereunder.

(ii)           In the event that the FY07 Performance Threshold is not met, the Company and the Investor Agent shall cause the Investor Joint Instructions to instruct the Escrow Agent to either (x) deliver the FY07 Released Escrow Shares allocated to each Investor by crediting such aggregate number of shares of Common Stock to which such Investor is entitled to such Investor’s or such Investor’s designee’s balance account with the Depository Trust Company through the Deposit Withdrawal Agent Commission system or (y) if the Escrow Agent is unable to distribute the FY07 Released Escrow Shares of any Investor in accordance with the foregoing, to deliver stock certificates evidencing the FY07 Released Escrow Shares of such Investor registered in the name of each such Investor or such Investor’s designee at such address as set forth in the Securities Purchase Agreement or such other address provided to the Investor Agent by such Investor.

(d)           Performance Threshold for Fiscal 2008.  The Company covenants to the Investors and Investor Agent that Adjusted EPS (as defined below) for the fiscal year ending December 31, 2008 (“FY08 Adjusted EPS”) of the Company will be greater than or equal to $0.22 per share, which is equivalent to earnings of $15,000,000 divided by 68,084,333 shares (the “FY08 Performance Threshold”).  The Company’s earnings shall be as set forth in financial statements of the Company (the “FY08 Financial Statements”) for the period ending December 31, 2008 prepared in accordance with the published rules and regulations of US GAAP applied on a consistent basis throughout the periods involved and audited in accordance with the auditing standards of PCAOB by the Company’s Independent Accountant, with such statements fairly presenting in all material respects the financial position of the Company and its subsidiaries, on a consolidated basis, as of the fiscal year ending December 31, 2008 (the “FY08”) and the FY08 Financial Statements shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For the purpose of this Section 2(e), “Adjusted EPS” means the net income (or loss) of the Company and its subsidiaries for such period, excluding asset sales and other one-time events, determined on a consolidated basis divided by 68,084,333 shares; provided, however, that the Adjusted EPS for such period will be increased by any cash charges related to the Offering and non-cash charges incurred as a result of the Offering (due to non-cash amortization on warrants charged to the Company’s results of operation, if any).

(e)           FY08 Financial Statements.  The Company shall provide the Investor Agent and the Investors with its audited FY08 Financial Statements on or before March 31, 2009.  Concurrently with the release of the audited FY08 Financial Statements to the Investor Agent and the Investors, (i) the Company shall provide to the Investor Agent and the Investors a written certification as to the amount of the Adjusted EPS for FY08 and whether the FY08 Performance Threshold, as adjusted, has been met (and, if applicable, a Call Notice as further described in Section 2.2(a) of the Securities Purchase Agreement) and (ii) the Company shall make such FY08 Financial Statements and certification publicly available (as part of an Annual Report on Form 10-KSB or on a Current Report on Form 8-K, or otherwise).  Subject to Section 3 below, in the event the FY08 Performance Threshold, as adjusted, is not attained, the Company and the Investor Agent shall promptly provide Investor Joint Instructions, to deliver as promptly as practicable (such date, the “FY08 Released Escrow Shares Release Date”) to the Investors, on a Pro Rata Basis (as defined below), an aggregate amount of Escrow Shares based from the following formula (the “FY08 Released Escrow Shares”):

(i)           If the FY08 Adjusted EPS is $0.11 or less, then the number of FY08 Released Escrow Shares will be 13,333,333, decreased by the number of the FY07 Released Escrow Shares, if any.

(ii)           If the FY08 Adjusted EPS is greater than $0.11, but less than $0.20, then the number of FY08 Released Escrow Shares shall be calculated as follows:

A = 1.5 x B x C

where

A =           the aggregate number of FY08 Released Escrow Shares;

B =           the percentage under the FY08 Performance Threshold; and

C =           13,333,333, decreased by the number of the FY07 Released Escrow Shares.

(iii)           If the FY08 Adjusted EPS is $0.20 or greater, then none of the Escrow Shares will be released to the Investors.

(f)           Allocation of FY08 Released Escrow Shares; Transfer of FY08 Released Escrow Shares.

(i)           In the event that the FY08 Performance Threshold is not met, the Investors shall be entitled to receive allocations of the FY08 Released Escrow Shares on a Pro Rata Basis.  For the purpose of this Section 2(f)(i), “Pro Rata Basis” means such portion of the Released Escrow Shares equal to the product of (i) the number of FY08 Released Escrow Shares (as calculated in accordance with Section (e) above) and (ii) the quotient of (x) the number of shares of Common Stock acquired by such Investor in the Offering and (y) the number of shares of Common Stock acquired by all Investors in the Offering.  Any distribution of FY08 Released Escrow Shares hereunder shall also include a distribution to such Investor of any dividends or other distributions in the Escrow, which were issued or otherwise obtained or deposited with respect to such FY08 Released Escrow Shares distributed to such Investor hereunder.

(ii)           In the event that the FY08 Performance Threshold is not met, the Company and the Investor Agent shall cause the Investor Joint Instructions to instruct the Escrow Agent to either (x) deliver the FY08 Released Escrow Shares allocated to each Investor by crediting such aggregate number of shares of Common Stock to which such Investor is entitled to such Investor’s or such Investor’s designee’s balance account with the Depository Trust Company through the Deposit Withdrawal Agent Commission system or (y) if the Escrow Agent is unable to distribute the FY08 Released Escrow Shares of any Investor in accordance with the foregoing, to deliver stock certificates evidencing the FY08 Released Escrow Shares of such Investor registered in the name of each such Investor or such Investor’s designee at such address as set forth in the Securities Purchase Agreement or such other address provided to the Investor Agent by such Investor.

(g)           Distribution of Remaining Escrow Shares.  If there are any Escrow Shares remaining in the Escrow after the distribution of the FY07 Released Escrow Shares and/or FY08 Released Escrow Shares, or if the Company’s FY07 Performance Threshold and/or FY08 Performance Threshold obligation ceases in accordance with Section 3 below (the Escrow Shares held in the Escrow at such time, the “Remaining Escrow Shares”), the Company and the Investor Agent shall promptly thereafter provide a joint written instruction to the Escrow Agent (the “Shareholder Joint Instructions”) to deliver the Remaining Escrow Shares to the CYHC Shareholder.  The Company and the Investor Agent shall cause the Shareholder Joint Instructions to instruct the Escrow to promptly deliver stock certificates evidencing the Remaining Escrow Shares registered in the name of the CYHC Shareholder to the addresses set forth in the Escrow Agreement.  Any distribution of Remaining Escrow Shares hereunder shall also include a distribution to the CYHC Shareholder of any dividends or other distributions in the Escrow, which were issued or otherwise obtained or deposited with respect to such Remaining Escrow Shares distributed to the CYHC Shareholder hereunder.

3.           Force Majeure.

(a)           Upon the occurrence of an event of Force Majeure (as defined below), the obligation of the Company to meet the FY07 Performance Threshold and/or FY08 Performance Threshold shall cease and all Escrow Shares shall be immediately deemed Remaining Escrow Shares for all purposes hereunder.  For the purpose of this Agreement, “Force Majeure” means a natural disaster (e.g., earthquakes, typhoons, flood, fire), war, epidemic, civil disturbance, strike, or major failure of domestic transportation that directly and substantially prevents the Company from operating a significant part of its business, which was unforeseeable at the time of the closing and the occurrence and consequences thereof could not reasonably be avoided or overcome.

(b)           If the Company intends to claim a Force Majeure has occurred, it must promptly inform the Investor Agent in writing within thirty (30) days from the occurrence of such event and provide detailed evidence of the occurrence and the duration of such occurrence.

(c)           Should any controversy arise with respect to the Company’s claim that a Force Majeure has occurred and/or with respect to the right of the Investors to receive the Escrow Shares, the Investor Agent shall have the right to consult counsel at the expense of the Company and/or to institute an appropriate interpleader action to determine the rights of the parties.

4.           Representations and Warranties of the CYHC Shareholder.  The CYHC Shareholder hereby represents and warrants that:

(a)           Legal Capacity; Organization.  The CYHC Shareholder has the legal capacity and right to execute, deliver, enter into, consummate and perform the transactions contemplated by hereby and in the Escrow Agreement and otherwise to carry out its obligations hereunder and thereunder.

(b)           Accredited Investor Status.  The CYHC Shareholder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

(c)           Securities Ownership.  As of the Closing Date (as defined in the Securities Purchase Agreement), the CYHC Shareholder owns the Escrow Shares to be deposited hereunder (i) as the sole record and beneficial owner, free from all taxes, liens, claims, encumbrances and charges and there are no outstanding rights, options, subscriptions or other agreements or commitments obligating the CYHC Shareholder to sell or transfer such Escrow Shares and, except in connection with the Offering, such Escrow Shares are not subject to any lock-up or other restriction on their transfer or on the ability of the Investors to sell or transfer such Escrow Shares.  As of the Closing Date, the CYHC Shareholder shall have paid any and all amounts and charges due and owing to the Company with respect to the Escrow Shares and there shall be no unpaid amounts or charges claimed to be due to the Company from the CYHC Shareholder with respect to the Escrow Shares.

(d)           Authorization; Enforcement; Validity.  This Agreement has been duly authorized, executed and delivered by the CYHC Shareholder and constitutes a valid and legally binding agreement of the CYHC Shareholder enforceable against the CYHC Shareholder in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(e)           Consents.  All government and other consents that are required to have been obtained by the CYHC Shareholder with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with.  The CYHC Shareholder has complied and will comply with all applicable disclosure or reporting requirements in respect of the transaction contemplated hereby.

(f)           No Conflicts.  The execution and delivery by the CYHC Shareholder of this Agreement, the sale and delivery of the Escrow Shares and the performance by the CYHC Shareholder of its obligations under this Agreement do not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market (as defined in the Class A Warrants)), or (ii) any order or judgment of any court or other agency of government or any of the CYHC Shareholder’s assets or any contractual restriction binding on or affecting the CYHC Shareholder or any of the CYHC Shareholder’s assets.

(g)           Independent Decision.  The CYHC Shareholder is acting solely for his own account, and has made his own independent decision to enter into this Agreement and as to whether this Agreement is appropriate or proper for the CYHC Shareholder based upon his own judgment and upon advice of such advisors as the CYHC Shareholder deems necessary.  The CYHC Shareholder acknowledges and agrees that he is not relying, and has not relied, upon any communication (written or oral) of any Investor or any affiliate, employee or agent of any Investor with respect to the legal, accounting, tax or other implications of this Agreement and that he has conducted his own analyses of the legal, accounting, tax and other implications hereof and thereof; it being understood that information and explanations related to the terms and conditions of this Agreement shall not be considered investment advice or a recommendation to enter into this Agreement.  The CYHC Shareholder acknowledges that no Investor nor any affiliate, employee or agent of any Investor is acting as a fiduciary for or an advisor to the CYHC Shareholder in respect of this Agreement.

(h)           Brokerage Fees.  Other than amounts payable to the Investor Agent or its affiliates, the CYHC Shareholder has taken no action that would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated hereby.

(i)           Litigation.  There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency or self regulatory organization or body pending or, to the knowledge of the CYHC Shareholder, threatened against or affecting the CYHC Shareholder that could reasonably be expected to have a material adverse affect on his ability  to perform its obligations hereunder.

5.           Registration Rights.  The Company acknowledges that the FY07 Released Escrow Shares and FY08 Released Escrow Shares are Registrable Securities (as defined in the Registration Rights Agreement) and the Investors shall have such registration rights set forth in the Registration Rights Agreement related thereto.

6.           Termination.  This Agreement shall terminate at such time as all of the Escrow Shares shall have been released by the Escrow Agent from the Escrow in accordance with Section 2 hereof; provided however, that Sections 1(b), 5, 6, 7 and 8 shall survive any such termination.

7.           Indemnity.  The Investor Agent will be indemnified and held harmless, jointly and severally, by the Company and the CYHC Shareholder from and against any expenses, including reasonable attorneys’ fees and disbursements, damages or losses suffered by Investor Agent in connection with any claim or demand, which, in any way, directly or indirectly, arises out of or relates to this Agreement or the services of Investor Agent hereunder or under the Escrow Agreement; except, that if Investor Agent is guilty of willful misconduct, fraud or gross negligence under this Agreement then Investor Agent will bear all losses, damages and expenses arising as a result of such willful misconduct, fraud or gross negligence. Promptly after the receipt by Investor Agent of notice of any such demand or claim or the commencement of any action, suit or proceeding relating to such demand or claim, Investor Agent will notify the other parties hereto in writing.  For the purposes hereof, the terms “expense” and “loss” will include all amounts paid or payable to satisfy any such claim or demand, or in settlement of any such claim, demand, action, suit and all costs and expenses, including, but not limited to, reasonable attorneys’ fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding.

8.           Miscellaneous.

(a)           Notices.  Any communication, notice or document required or permitted to be given under this Agreement shall be given in writing and shall be deemed received (i) when personally delivered to the relevant party at such party’s address as set forth below, (ii) if sent by mail (which must be certified or registered mail, postage prepaid) or overnight courier, when received or rejected by the relevant party at such party’s address indicated below, or (iii) if sent by facsimile, when confirmation of delivery is received by the sending party:

If to the Investor Agent, to:

Pope Investments II LLC
5100 Poplar Avenue, Suite 805
Memphis, TN 38137
Attn.: Bill Wells, President
tel.: (901) 763-4001
fax.: (901) 763-4229

with a copy to (for informational purposes only):

Hodgson Russ, LLP
1540 Broadway, 24th Floor
New York, NY 10036
Attn.:  Eric C. Mendelson, Esq.
tel.: (212) 751-4300
fax.: (212) 751-0928

If to the Company, to:

China Yida Holding, Co.
RM 1302-3 13/F, Crocodile House II
55 Connaught Road Central
Hong Kong
Attn.: Chen Minhua, Chief Executive Officer
tel.: + 86 591 28308388
fax.: _______________

or such other address as indicated by the Company as its primary business address in its SEC filings.

with a copy to:

Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Attn.: Eric Stein, Esq.
tel.: (732) 409-1212
fax.: (732) 577-1188

If to the CYHC Shareholder, to:

Chen Minhua
A2, Westlake Village, No. 19 Tongpan Road
Fuzhou City, Fujian Province
Peoples’ Republic of China 350001
tel.: + 86 591 28308388
fax.: _______________

If to the Escrow Agent:

American Stock Transfer & Trust Company
59 Maiden Lane, Plaza Level
New York, NY 10038
Attn.: Herb Lemmer
tel.: (718) 921-8209
fax.: _____________________

(b)           Appointment of Agent for Service of Process.  The CYHC Shareholder and the Company (the “Foreign Parties”) hereby irrevocably appoint Anslow & Jaclin, LLP (“Anslow”) as their agent for the receipt of service of process in the United States.  Each Foreign Party agrees that any document may be effectively served on it in connection with any action, suit or proceeding in the United States by service on its agents.  The Investor Agent consents and agrees that each Foreign Party may, in its reasonable discretion, irrevocably appoint a substitute agent for the receipt of service of process located within the Untied States, and that upon such appointment, the appointment of Anslow may be revoked.

Any document shall be deemed to have been duly served if marked for the attention of the agent at its address as set forth in this Section 8(b) or such other address in the United States as may be notified to the party wishing to serve the document and (a) left at the specified address if its receipt is acknowledged in writing; or (b) sent to the specified address by post, registered mail return receipt requested.  In the case of (a), the document will be deemed to have been duly served when it is left and signed for.  In the case of (b), the document shall be deemed to have been duly served when received and acknowledged.

If any Foreign Party’s agent at any time ceases for any reason to act as such, such Foreign Party shall appoint a replacement agent having an address for service in the United States and shall notify the Investor Agent of the name and address of the replacement agent.  Failing such appointment and notification, the holders of a majority of the Shares (as defined in the Securities Purchase Agreement) shall be entitled by notice to such Foreign Party to appoint a replacement agent to act on such Foreign Party’s behalf.  The provisions of this Section 8(b) applying to service on an agent apply equally to service on a replacement agent.

(c)           Currency.  As used herein, “Dollar,” “US Dollar” and “$” each mean the lawful money of the United States.

(d)           Assignment; Amendment.  This Agreement and the rights and obligations hereunder of any of the parties hereto may not be assigned without the prior written consent of the other parties hereto.  Subject to the foregoing, this Agreement will be binding upon and insure to the benefit of each of the parties hereto and their respective successors and permitted assigns.  No portion of the Escrow Shares shall be subject to interference or control by any creditor to any party hereto, or be subject to being taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such party hereto prior to the disbursement thereof to such party hereto in accordance with the provisions of this Agreement.  This Agreement may be changed or modified only in writing signed by all of the parties hereto.  No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.  A waiver or amendment of any term or provision of this Agreement shall not be construed as a waiver or amendment of any other term or provision of this Agreement or any other Transaction Document.

(e)           Entire Agreement.  This Agreement, together with the Escrow Agreement and the other Transaction Documents, contains the entire understanding and agreement between the parties hereto with respect to the subject matter of this Agreement, and all prior writings and discussions are hereby merged into this Agreement.

(f)           Counterparts.  This Agreement may be executed by facsimile signatures and in multiple counterparts, each of which shall be deemed an original. It shall not be necessary that each party executes each counterpart, or that any one counterpart be executed by more than one party so long as each party executes at least one counterpart.

(g)           Headings.  The headings contained in this Agreement are for convenience or reference only and shall not affect the construction of this Agreement.

(h)           Governing Law; Jurisdiction.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  The parties hereby agree that all actions or proceedings arising directly or indirectly from or in connection with this Agreement shall be litigated only in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York located in New York County, New York.  The parties consent to the jurisdiction and venue of the foregoing courts and consent that any process or notice of motion or other application to any of said courts or a judge thereof may be served inside or outside the State of New York or the Southern District of New York by registered mail, return receipt requested, directed to the party being served at its address set forth on the signature ages to this Agreement (and service so made shall be deemed complete three (3) days after the same has been posted as aforesaid) or by personal service or in such other manner as may be permissible under the rules of said courts.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such a court and any claim that suit, action, or proceeding has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(i)           Third-Party Beneficiaries.  The Investors shall be intended third party beneficiaries of this Agreement to the same extent as if they were parties hereto, and shall be entitled to enforce the provisions hereof.

(j)           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(k)           Dispute Resolution.  In the case of a dispute as to the determination of the number of FY07 Released Escrow Shares, FY08 Released Escrow Shares, Remaining Escrow Shares or other arithmetic calculation hereunder, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one (1) Business Day (as defined in the Securities Purchase Agreement) of receipt, or deemed receipt, of the event giving rise to such dispute, as the case may be, to the Investor Agent.  If the Investor Agent and the Company are unable to agree upon such determination or calculation within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Investor Agent, then the Company shall, within one Business Day submit via facsimile the disputed determination or (the disputed arithmetic calculation to the Independent Accountant. The Company at the Company’s expense, shall cause the Independent Accountant to perform the determinations or calculations and notify the Company and the Investor Agent of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations.  The Independent Accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement by the authorized officer named below.

INVESTOR AGENT:

POPE INVESTMENTS II LLC

By: /s/ William Wells
Name:  William Wells
Its:   Managing Member/President
Dated:     3/6/2008

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement by the authorized officer named below.

THE COMPANY:

CHINA YIDA HOLDING, CO.

By: /s/ Chen Minhua
Name:Chen Minhua
Its: Chairman and Chief Executive Officer
Dated: March 7, 2008

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement by the authorized officer named below.

THE CYHC SHAREHOLDER:

Name: /s/ Chen Minhua
Dated:  March 7, 2008

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